Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-166324) and the related prospectus of Graphic Packaging Holding Company and in the Registration Statements (Form S-8 No. 333-162912 and No. 333-149625) of Graphic Packaging Holding Company of our reports dated March 8, 2011 with respect to the consolidated financial statements of Graphic Packaging Holding Company, and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Atlanta, Georgia
March 8, 2011